UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SWITCH, INC.

(Name of Registrant as Specified in Its Charter)

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On April 28, 2022, Switch, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission, or SEC, relating to its 2022 Annual Meeting of Stockholders to be held on Friday, June 10, 2022. The Company is providing this supplement to the proxy statement solely to correct in the proxy statement the description and calculation of certain potential severance payments for certain named executive officers as underlined below. Except as described below, this supplement to the proxy statement does not modify, amend, supplement, or otherwise affect the proxy statement. This supplement should be read in conjunction with the proxy statement. From and after the date of this supplement, any references to the “proxy statement” are to the proxy statement as supplemented hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

Executive Severance Agreements

We entered into an Executive Severance Agreement with each of Messrs. Roy, Morton and Nacht on April 10, 2019 and with Mr. King on September 1, 2021. Each Executive Severance Agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change in control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.”

In the event of a “qualifying termination,” each executive is entitled to receive:

•

an amount equal to his annual base salary payable over (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of each of Messrs. Nacht and King following the termination date;

•	a lump-sum payment equal to his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•

accelerated vesting of the portion of outstanding time-based equity awards (excluding restricted stock units granted to Mr. Roy pursuant to that certain Restricted Stock Unit Award Agreement, dated December 27, 2017, which units became fully vested in October 2021) that would have vested if the named executive officer had remained employed for (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of each of Messrs. Nacht and King following the termination date;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

In the event of a “change in control termination,” each executive is entitled to receive:

•

an amount equal to (i) two times his annual base salary and target annual cash performance bonus in the case of Mr. Roy, payable over 24 months; (ii) 1.5 times his annual base salary and target annual cash performance bonus in the case of Mr. Morton, payable over 18 months; and (iii) one times his annual base salary and target annual cash performance bonus in the case of each of Messrs. Nacht and King, payable over 12 months following the termination date; provided, that:

•

if such change in control termination occurs prior to a change in control then any amounts that have not been paid prior to the consummation of such change in control instead shall be paid in a single cash lump-sum on date of the change in control; and

•	if such change in control termination occurs on or after a change in control, then such amount shall be paid in a single lump-sum within 60 days following the termination;

•	a lump-sum payment of his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•	accelerated vesting of all outstanding equity awards subject solely to time-based vesting as of the later of (i) the termination date or (ii) the change in control;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

The benefits described above for our executives are only payable if they execute a general release of claims, and comply with the post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. The Executive Severance Agreements further provide that in connection with the sale of all or substantially all of our business or assets, the acquirer of such assets will assume and perform the agreements, or replace them with substantially similar agreements. We do not have an executive severance agreement with Ms. Young.

2021 Potential Termination Payments Table

The table below sets forth information about the potential payments and benefits our NEOs who were employed by the Company on December 31, 2021, may receive under applicable Executive Severance Agreements and/or applicable provisions in equity grant agreements, as in effect on December 31, 2021, upon (i) the termination of their employment with the Company, (ii) a change in control, or (iii) the sale of the Company. The amounts shown in the table below are estimates of the payments that each NEO would receive in certain instances assuming a hypothetical employment termination date, change in control date or sale of the Company date of December 31, 2021. The amounts actually payable will be determined only upon (i) the termination of employment of each NEO, (ii) a change in control, or (iii) the sale of the Company, taking into account the facts and circumstances surrounding the NEO’s termination of employment, change in control or sale of the Company, and are qualified in all respects by the terms of the applicable agreements and applicable law. We do not have an executive severance agreement with Ms. Young. In the event of termination of service for any reason, any unvested RSUs of Ms. Young will immediately and automatically be cancelled and forfeited. In addition, in the event of a “change in control” (as described in the 2017 Incentive Plan), the unvested RSUs of Ms. Young will vest immediately before such change in control, if such awards are not continued, converted, assumed or replaced with a substantially similar award in accordance with the terms of the 2017 Incentive Plan. With respect to any unvested PSUs of Ms. Young, such award will (i) vest at “target” upon a termination due to such executive’s death or disability, and (ii) vest at a “pro-rata acceleration amount” upon a termination of executive without “cause” or for “good reason.” In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company,” the unvested PSUs of Ms. Young will vest in full immediately prior to such event.

Assuming a hypothetical change in control date or sale of the company date of December 31, 2021, Ms. Young would receive an estimated amount of $394,373 as a result of the immediate vesting of her unvested PSUs.

Name	Payment	Change in Control or Sale of the Company ($)	Termination Upon Death or Disability ($)	Termination Without Cause or For Good Reason ($)	Change in Control Termination ($)
Rob Roy	Cash Severance	—	1,569,000	1,569,000	4,707,000

	Bonus	—	1,496,970	1,496,970	1,496,970
	Accelerated Vesting of RSUs(1)	—	8,642,607	8,642,607	12,673,343
	Accelerated Vesting of PSUs(1)	8,707,247	2,836,211	5,672,422	8,707,247
	Accelerated Vesting of Stock Options(2)	—	12,535,095	12,535,095	14,380,383
	Continued Health Benefits	—	19,046	19,046	19,046
Thomas Morton	Cash Severance	—	1,010,000	1,010,000	2,727,000

	Bonus	—	1,156,359	1,156,359	1,156,359
	Accelerated Vesting of RSUs(1)	—	6,937,667	6,937,667	6,937,667
	Accelerated Vesting of PSUs(1)	4,399,104	1,295,448	2,590,896	4,399,104
	Accelerated Vesting of Stock Options(2)	—	7,973,170	7,973,170	7,973,170
	Continued Health Benefits	—	29,804	29,804	29,804
Gabe Nacht	Cash Severance	—	470,000	470,000	869,500

	Bonus	—	457,392	457,392	457,392
	Accelerated Vesting of RSUs(1)	—	3,988,149	3,988,149	3,988,149
	Accelerated Vesting of PSUs(1)	2,123,713	559,025	1,118,050	2,123,713
	Accelerated Vesting of Stock Options(2)	—	7,266,221	7,266,221	7,266,221
	Continued Health Benefits	—	30,250	30,250	30,250
Jonathan King	Cash Severance	—	400,000	400,000	400,000
	Accelerated Vesting of RSUs(1)	—	5,012,000	5,012,000	5,012,000
	Continued Health Benefits	—	30,530	30,530	30,530

(1)	Reflects the value of accelerated vesting of RSUs and PSUs based on the closing price of our Class A common stock on December 31, 2021 of $28.64.
(2)

Reflects the value of accelerated vesting of stock options equal to the excess of (a) the closing price of our Class A common stock on December 31, 2021 of $28.64 over (b) the applicable exercise price of the options.

Dated: June 3, 2022